Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC. William J. Carden, Chairman, President and CEO 713-706-6200	FOR IMMEDIATE RELEASE

AMERICAN SPECTRUM REALTY REPORTS FIRST QUARTER RESULTS
Net Income of $17.2 Million Generated
Rental Revenue Increased 12.3% for Quarter

Houston, TX, May 8, 2006 - American Spectrum Realty, Inc. (“the Company”) (AMEX:AQQ), a real estate investment and management company located in Houston, Texas, announced today its results for the first quarter of 2006.

Net income for the quarter ended March 31, 2006 was $17.2 million, or $12.37 per share, compared to a net loss of $199,000, or $.13 per share, for the first quarter of 2005. The net income recorded during the three months ended March 31, 2006 was primarily attributable to income from discontinued operations of $19.3, which included a gain on the sale of three properties. The three sales consisted of the Company’s two remaining properties located in San Diego, California, an office and an industrial property. The third sale was an office property located in Palatine, Illinois. During the three months ended March 31, 2005, income from discontinued operations amounted to $1.7 million, which was primarily due to a gain recognized on the sale of Sorrento I in San Diego, California. Sorrento I was unoccupied at the time of the sale.

Rental revenue increased 12.3% for the quarter ended March 31, 2006 compared to the same quarter in the prior year. This increase was attributable to $484,000 in revenue generated from four office properties acquired during the quarter, in addition to $126,000 in higher revenues from properties owned on March 31, 2006 and March 31, 2005 (“Same Properties”). This increase in Same Properties revenue was primarily due to higher rental rates. The weighted average occupancy of properties held for investment by the Company was 87% at March 31, 2006 and March 31, 2005.

Net proceeds of $11.3 million (net of debt repayments and sales costs) were generated as a result of the three first quarter sales. Approximately $4.3 million of these proceeds were used to assist with the funding of one of the Company’s first quarter acquisitions. The Company acquired a total of four office properties during the first quarter of 2006. All four properties are located in Houston, Texas, one of the Company’s core-markets. As of March 31, 2006, the Company had deposits of approximately $4.5 million held in escrow in which the Company anticipates the majority will be used as a source of funding for future acquisitions.

Results for the first quarter 2006 and 2005 reflect the following non-cash items (in thousands). These amounts include non-cash items from discontinued operations, which are reported separately on the Company’s consolidated statements of operations.

	Three Months Ended March 31,
	2006	2005
Non-Cash Charges:
Depreciation and amortization	$2,536	$2,792
Minority interest	2,647	-
Deferred rental expense	11	-
Stock-based compensation	8	-
Deferred compensation expense	-	19
Total Non-Cash Charges	5,202	2,811

Non-Cash Items:
Amortization of loan premiums	(114)	(133)
Deferred rental income	-	(50)
Minority interest	-	(29)
Interest on receivable from principal stockholders	-	(13)
Total Non-Cash Items	(114)	(225)

American Spectrum Realty, Inc. is a real estate investment and management company that owns 23 office, industrial and retail properties aggregating approximately 1.9 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
REVENUES:
Rental revenue	$ 5,577	$ 4,967
Interest and other income	74	49
Total revenues	5,651	5,016

EXPENSES:
Property operating expense	2,496	1,962
General and administrative	920	920
Depreciation and amortization	2,461	2,032
Interest expense	2,185	2,248
Total expenses	8,062	7,162

Net loss before minority interest	(2,411)	(2,146)

Minority interest (share from continuing operations)	321	29

Net loss from continuing operations	(2,090)	(1,878)

Discontinued operations:
Loss from discontinued operations	(65)	(542)
Gain on sale of discontinued operations	22,349	2,460
Minority interest	(2,968)	(239)
Income from discontinued operations	19,316	1,679

Net income (loss)	$17,226	$(199)

Basic and diluted per share data:
Net loss from continuing operations	$(1.50)	$(1.25)
Income from discontinued operations	13.87	1.12
Net income (loss)	$12.37	$(0.13)

Basic weighted average shares used	1,392,089	1,499,419

	March 31, 2006	December 31, 2005

Real estate held for investment, net of accumulated depreciation	$162,136	$126,711
Cash	1,215	300
Total assets	183,256	169,185
Notes payable, net of premiums	141,812	114,543
Total liabilities	149,193	155,035
Total stockholders’ equity	26,280	9,014